THE L.S. STARRETT COMPANY
121 Crescent Street
Athol, Massachusetts  01331


FOR IMMEDIATE RELEASE


ATHOL,Mass.-September 1, 2004-The L.S. Starrett Company announced today that it has reached a settlement with the U.S. Department of Justice which will result in the termination of the government's two-year investigation of the Company's CMM Division located in Mount Airy, North Carolina and the dismissal with prejudice of the false claims allegations in the qui tam complaint brought by a former independent contractor and former employee of the Company that gave rise to the investigation. Under the terms of the settlement, the Company will pay the Government $500,000, and the Company and its officers, directors, employees and shareholders will be released from any causes of action relating to the false claims allegations in the complaint that were the subject of the Government's investigation. In anticipation of a resolution of this matter, the Company recognized the costs associated with this settlement in the fourth quarter of fiscal 2004, which ended on June 26, 2004.

The Company cooperated with the Government throughout its investigation, and has agreed to settle this matter solely to avoid the delay, expense, inconvenience and uncertainty of protracted litigation. In this regard, the Company denies and contests the allegations made in the complaint and denies any wrongdoing in connection with those allegations. The Company notes that the Government itself, notwithstanding two years of investigation, only intervened in this action for the purposes of settlement. In addition, the United States Attorney for the District of Massachusetts in early August informed the Company in writing that based on the facts known to the Office of the United States Attorney, the United States Attorney's Office does not intend to seek criminal charges against the Company or its CMM Division in connection with allegations arising out of, or relating to, the manufacture, sale or service of CMMs.

According to Douglas A. Starrett, President and CEO of the Company, "We are pleased to resolve this matter and put the Government investigation behind us. Of course, I would have preferred an opportunity to rebut these allegations in court, but given the cost of litigation, which can be substantial for a small company like ours, and its burden on our employees, we believe that this settlement is in the best interest of the Company and its stockholders. Our customers and employees should understand that the decision to settle this matter was purely a financial decision. We would rather focus our energies and resources on manufacturing the finest precision measuring instruments, hand tools and saw blades - something which we have been doing since 1880 - than to divert our resources in protracted litigation."


CONTACT: Roger U. Wellington, Jr., Chief Financial Officer, The L.S. Starrett Company, at (978) 249-3551.




# # #

Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.






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